EMPLOYMENT AGREEMENT, dated as of the 1st day of April 1996, by and between ORBIT INTERNATIONAL CORP., a Delaware corporation (the "Company"), with an office at 80 Cabot Court, Hauppauge, New York, and BRUCE REISSMAN ("Employee"), with an address at 323 Doral Court, Jericho, New York 11753.

W I T N E S S E T H :

	WHEREAS, Employee is presently employed by the Company in a senior executive capacity pursuant to the terms of a certain
Employment Agreement dated as of July 1, 1992, between the Company and Employee (the "1992 Employment Agreement"). The
Company and Employee desire to cancel the 1992 Employment
Agreement effective April 1, 1996 and to enter into an employment agreement which will set forth the terms and conditions upon which Employee shall continue in the employ of the Company.

	NOW THEREFORE, in consideration of the premises and of the
mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:
	EMPLOYMENT TERM; CANCELLATION OF 1992 EMPLOYMENT
AGREEMENT
		0.1	The Company will continue to employ Employee in its
business and Employee will continue to work for the Company for a term commencing as of April 1, 1996 and continuing for the
duration of the Employment Period (as hereinafter defined).
During the Employment Period, Employee will, if so requested, serve as an officer or director of any subsidiary of the Company.
Employment Period shall mean the period commencing as of April 1,
1996 and terminating on the date on which the Employment Period is terminated in accordance with the provisions of Section 1.3 below.
		0.2	Upon the execution of this Agreement by both the
Company and Employee, the 1992 Employment Agreement shall be deemed to have been cancelled and terminated as of midnight March
31, 1996, and thereafter to be of no further force and effect.
		0.3	The Employment Period shall terminate on the
earlier to occur of
			(i)	Employee's death or at the election of the
Company at any time after Employee's Disability (as such term is hereinafter defined);
			(ii)	At the election of the Company on not less
than three years' prior written notice to Employee;
			(iii)	At the election of Employee on not less
than six months' prior written notice to the Company, or upon a
"change of control" in accordance with the provisions of Section
7.1 below; or
			(iv)	At the election of the Company for "cause" (as
such term is hereinafter defined).
		As used herein the term "cause" means (i) willful and repeated failure by Employee to perform his duties hereunder which are not remedied within thirty days after written notice from the Company, (ii) conviction of Employee for a felony, (iii)
Employee's dishonesty or willfully engaging in conduct that is demonstrably and materially injurious to the Company or (iv) willful violation by Employee of any provisions of this Agreement which is not remedied within thirty days after written notice from the Company.


1.	DUTIES
		1.1	During the Employment Period, Employee shall
perform the duties of Executive Vice President and Chief Operating
Officer or such other or additional executive duties consistent with such office as shall, from time to time, be reasonably
delegated or assigned to him by the Board of Directors of the
Company consistent with Employee's abilities.
		1.2	During the term of this Agreement, Employee shall,
if elected, serve as a member of the Board of Directors of the Company and such other committees of the Board to which Employee may be appointed.

2.	DEVOTION OF TIME
		During the Employment Period, Employee shall expend substantially all of his working time for the Company; shall devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and shall not take part in activities which are detrimental to the best interests of the Company or which are directly competitive to the business of the Company.

3.	COMPENSATION DURING EMPLOYMENT PERIOD
		3.1	In respect of services to be performed by Employee
during the Employment Period, the Company agrees to pay Employee an annual salary of Three Hundred Thirteen Thousand Five Hundred
($313,500) Dollars ("Basic Compensation"), payable in accordance with the Company's customary payroll practices for executive employees.
		3.2	Employee's Basic Compensation shall be increased by
an amount established by reference to the "Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York,
all items - Series A-01 (1982 - 84=100)" published by the Bureau of Labor Statistics of the United States Department of Labor (the
"Consumer Price Index").  The base period shall be the month ended
March 31, 1996 (the "Base Period").  If the Consumer Price Index
for the month of March in any year, commencing in 1997, is greater than the Consumer Price Index for the Base Period, Basic
Compensation shall be increased to the amount obtained by
multiplying Basic Compensation by a fraction, the numerator of which is the Consumer Price Index for the month of March of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period.
		3.3	In addition to his Basic Compensation, during the
Employment Period Employee shall also be entitled to receive for all services rendered hereunder an annual cash bonus ("Incentive
Compensation") equal to 1.77% percent of the first $5,000,000 of the Company's "Pre-Tax Earnings" and 2.65% of the Company's Pre-

Tax Earnings in excess of $5,000,000, as hereinafter defined, to be paid on or before March 15 of each year based on the Company's
Pre-Tax Earnings for its fiscal year ended immediately prior thereto.  In the event that the Employment Period shall end on any day other than the last day of a fiscal year the Incentive
Compensation payable to Employee hereunder shall be prorated based on the ratio that the number of days in that fiscal year which are included in the Employment Period bears to the total number of days in that fiscal year.
		3.4	As used herein, the term Pre-Tax Earnings shall
mean the net income of the Company and its subsidiaries, as
determined on a consolidated basis as shown on the Company's statement of operations which is included in its audited financial statements, in accordance with generally accepted accounting principles applied consistently with those employed in the
preparation of the Company's audited financial statements, as adjusted as follows:
			(i)	No deduction or provision shall be made for
taxes (which term shall not include any related interest or penalties) based on income or profits of any nature whatsoever
(including but not limited to all federal, state, municipal and or other income, franchise, excess profit, sales value added, gross receipts, surtaxes or other taxes upon the Company or any of its subsidiaries or arising from or related to the income of the Company or any of its subsidiaries in any jurisdiction);

			(ii)	No deduction shall be made for any Incentive
Compensation payable to Employee hereunder or any incentive
compensation, bonus or similar payment made to any other executive employee of the Company which is based upon or measured by the earnings of the Company (however defined);
			(iii)	Pre-tax earnings (or losses) of
consolidated subsidiaries of the Company which are less than 100%
owned by the Company shall be included in the computation of
"Pre-Tax Earnings" only to the extent of the Company's percentage ownership interest in each such subsidiary; and
			(iv)	Pre-Tax Earnings shall not include:  (A)
extraordinary gains or extraordinary losses; or (B) any gain or loss from discontinued business operations.
		The amounts earned by Employee hereunder shall be
initially computed by the Company and any dispute between the
Company and Employee as to the computation thereof shall be
determined by the independent certified public accountants then regularly retained by the Company based upon financial statements certified by said accountants and such determination shall be final and binding upon the Company and Employee.
		3.5	Employee shall also be entitled to such additional
increments and bonuses as shall be determined from time to time by the Board of Directors of the Company.
		3.6	As used in this Agreement the term "Total
Compensation" shall mean, with respect to any period, the total amounts paid or payable to Employee with respect to such period whether as Basic Compensation, Incentive Compensation, or as additional payments made pursuant to Paragraph 4.5.

	4.	BENEFITS; REIMBURSEMENT OF EXPENSES
		4.1	Employee shall at all times have the use of a
Company-owned or leased automobile with full maintenance and insurance.  All costs of such automobile, including lease costs or purchase price, gasoline and oil and garaging (except at
Employee's home) shall be paid by the Company.
		4.2	The Company shall pay directly, or reimburse
Employee, for all other reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties during the Employment Period in accordance with the regular practices of the Company regarding the reimbursement of such expenses.
		4.3	Employee and any beneficiary of Employee shall be
accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, insurance, medical and dental insurance or reimbursement, or other similar plan or program of the Company now in existence or hereafter adopted for the benefit of its executive employees.
		4.4	The Company shall maintain keyman life insurance on
Employee in the minimum amount of $2 million. Upon termination of employment, Employee may continue to pay premiums due under such policy and designate beneficiaries thereunder.

		5.	DISABILITY
		5.1	If the Employment Period is terminated by reason of
Employee's Disability, as defined below, Employee shall be paid a sum equal to 50% of the Total Compensation paid or payable to him with respect to the immediately preceding full fiscal year, such payment to be made to him in six substantially equal monthly installments commencing promptly following any such termination of the Employment Period.
		5.2	"Disability" shall mean the inability of Employee,
for a continuous period of more than six (6) months, to perform substantially all of his regular duties and carry out
substantially all of his responsibilities hereunder because of physical or mental incapacity.  The Company shall have the right to have Employee examined by a competent doctor for purposes of determining his physical or mental incapacity.
		5.3	The obligations of the Company under Article 6.1
may be satisfied, in whole or in part, by payments to Employee under disability insurance provided by the Company, and under laws providing disability benefits for employees.

	6.	CHANGE IN CONTROL
		6.1	In the event at any time after March 31, 1996, a
majority of the Board of Directors is composed of persons who are not "Continuing Directors," as hereinafter defined, (i) all stock options and the Shares granted to Employee under any of the
Company's stock option plans, which stock options are currently outstanding and not vested, shall immediately become fully vested and (ii) Employee shall have the option, to be exercised by
written notice to the Company, to resign as an employee and
terminate this Agreement, effective as of such date as may be specified in his written notice of resignation.
		6.2	In the event Employee exercises such option under
(ii) above, he shall be entitled to receive, as termination pay, a lump sum equal to the maximum amount that can be paid to Employee, after giving effect to all other benefits accruing to Employee upon the termination of his employment, without any portion
thereof constituting an "excess parachute payment" as defined in
280G(b)(1) of the Internal Revenue Code of 1986, as amended (the
"Code"), or any successor section of the Code.  The computation of the termination payment to be made to Employee under (ii) above shall be performed, at the sole cost and expense of the Company, by the independent auditors then retained by the Company, or if such auditors notify the Company that they are unwilling to
perform such computation, then by any nationally or regionally recognized independent public accounting firm selected by
Employee.  The computation provided by such auditors shall be final and binding on the Company and Employee.  The Company and
Employee shall provide such auditors with any documents and other information that the auditors may reasonably request.
		6.3	"Continuing Directors" shall mean (i) the directors
of the Company at the close of business on March 31, 1996, and
(ii) any person who was or is recommended to (A) succeed a

Continuing Director or (B) become a director as a result of an increase in the size of the Board, in each case, by a majority of the Continuing Directors then on the Board.

	7.	CONFIDENTIAL INFORMATION; INVENTIONS; RESTRICTIVE
COVENANT
		7.1	Employee agrees not to divulge, furnish or make
available to anyone (other than in the regular course of business of the Company) any confidential knowledge or information with respect to the Company, or with respect to any other confidential or secret aspect of the Company's activities.
		7.2	Any methods, developments, inventions and/or
improvements, whether patentable or unpatentable, which Employee may conceive or make along the lines of the Company's business while in its employ as an employee or consultant, shall be and remain the property of the Company.  Employee further agrees on request to execute patent applications based on such methods, developments, inventions and/or improvements, including any other instruments deemed necessary by the Company for the prosecution of such patent application or the acquisition of Letters Patent of this and any foreign country.
		7.3	Employee agrees to communicate and make known to
the Company all knowledge possessed by him relating to any
methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable, which concern in any way the business of the Company, whether acquired by him before or during the term hereof, provided, however, that nothing herein shall be construed as requiring any such communication where the method, development, invention and/or improvement is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such communication.
		8.4	The services of Employee are unique and
extraordinary and essential to the business of the Company, especially since Employee shall have access to the Company's customer lists, trade secrets and other privileged and confidential information essential to the Company's business.
Therefore, Employee agrees that if his employment services hereunder shall at any time be terminated for any reason other than a termination resulting from a breach by the Company of any provision of this Agreement, Employee will not at any time within one (1) year after such termination, without the prior written approval of the Company, directly or indirectly, within one-hundred (100) miles of the Company's corporate headquarters in Hauppauge, New York, or any other area in which the Company shall then conduct substantial operations, engage in any business activity which is similar to the business of the Company; and further, Employee agrees that during such one (1) year period he shall not solicit, directly or indirectly, any employee or customer or account of the Company who at the time of such termination was then actively being solicited by the Company.

8.	VACATIONS
		Employee shall be entitled to reasonable vacations consistent with the Company's vacation policy, not less than four weeks per year, during each twelve-month period of the term hereof, the time and duration thereof to be determined by mutual agreement between Employee and the Company. In the event Employee does not use his entire vacation in a twelve-month period, he shall be entitled to receive a cash payment in lieu thereof based upon Basic Compensation.

9.	INJUNCTIVE RELIEF
		Employee acknowledges and agrees that, in the event he shall violate any of the restrictions of Articles 3 and 8 hereof, the Company will be without adequate remedy at law and will therefor be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in an action or may have at law or in equity, and Employee hereby consents to the jurisdiction of such Court for such purpose, it being understood that such injunction shall be in addition to any remedy which the Company may have at law or otherwise.

	10.	ASSIGNMENT, ETC.
		This Agreement, as it relates to the employment of Employee, is a personal contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated.

11.	RIGHT TO PAYMENTS, ETC.
		Employee shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof. To the extent allowed by law, Employee shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, or any rights and benefits of Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee.

12.	NOTICES, ETC.

		Any notice required or permitted to be given to Employee pursuant to this Agreement shall be sufficiently given if sent to Employee by certified mail addressed to him at the following address: 80 Cabot Court, Hauppauge, New York, 11788, or at any such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by certified mail addressed to it at 80 Cabot Court, Hauppauge, New York, attention of Corporate Secretary, or such other address as the Company shall designate by notice to Employee, with a copy to Squadron, Ellenoff, Plesent & Sheinfeld,
LLP, 551 Fifth Avenue, New York, New York, 10176, Attention:
Kenneth R. Koch.

13.	GOVERNING LAW
		This Agreement shall be governed by, and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed solely within such state.

14.	WAIVER OF BREACH; PARTIAL INVALIDITY
		The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not embodied therein.

15.	ENTIRE AGREEMENT
		This Agreement constitutes the entire agreement between the parties hereto and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

	IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above-written.

	ORBIT INTERNATIONAL CORP.

	By:	/s/ Dennis Sunshine, President

	Dennis Sunshine, President
								and Chief Executive Officer


							By:	/s/ Bruce Reissman
								Bruce Reissman



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